EXHIBIT (b)-1
                   KEELEY SMALL CAP VALUE FUND, INC.
                          AMENDMENT TO BYLAWS
                     NEW SECTION 10, TO ARTICLE VI

IV. 10 CHIEF COMPLIANCE OFFICER. The Chief Compliance Officer shall be responsible for administering the corporation's policies and procedures, shall be responsible for oversight of the policies and procedures of the corporation's service providers, shall provide, no less frequently than annually, a written report to the Board of Directors that addresses the operation of the corporation's policies and procedures and shall meet not less often than annually with the members of the Board of Directors of the corporation who are not interested persons of the corporation. The compensation of the Chief Compliance Officer shall be approved by the Board of Directors, including a majority of the directors who are not interested persons of the corporation, such compensation shall not be changed without the approval of such members of the Board of Directors, and the Chief Compliance Officer shall not be removed as such without the approval of such members of the Board of Directors.